

                                  Exhibit 12

WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                        Nine Months Ended
                                     Year Ended December 31,            September 30,
                          ------------------------------------------    -----------------
                             1991     1992     1993     1994     1995     1995     1996
                          --------   ------   ------   ------   ------   ------   ------
Fixed Charges:
 Interest cost           $  63,986   73,776   79,194   80,807   77,237   60,014   71,748
 One-third rent
  expense                    3,725    4,495    4,819    5,227    5,976    4,350    5,084
                          --------   ------   ------   ------   ------   ------   ------

Total Fixed Charges      $  67,711   78,271   84,013   86,034   83,213   64,364   76,832
                          ========   ======   ======   ======   ======   ======   ======


Add (Deduct):
 Earnings before
  income taxes           $  73,609  129,452  189,168  288,923  823,804  624,610  267,022
 Interest capitalized         (723)  (7,354) (15,904)  (9,294)  (6,187)  (3,996)  (7,133)
                          --------   ------   ------   ------   ------   ------   ------



Earnings for
 Fixed Charges           $ 140,597  200,369  257,277  365,663  900,830  684,978  336,721
                          ========  =======  =======  =======  =======  =======  =======


Ratio of Earnings to
    Fixed Charges             2.08     2.56     3.06     4.25    10.83    10.64     4.38
                          ========  =======  =======  =======  =======  =======  =======